EXHIBIT 99.1

Community West Bancshares Earnings Up 88% to $3.0 Million, or $0.35 Per Diluted Share, in 1Q21 Compared to 1Q20; Increases Quarterly Cash Dividend by 17% to $0.07 Per Common Share

GOLETA, Calif., May 03, 2021 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (the “Bank”), today reported net income increased 15.4% to $3.0 million, or $0.35 per diluted share, for the first quarter of 2021 (1Q21), compared to $2.6 million, or $0.31 per diluted share, for the fourth quarter of 2020 (4Q20), and increased 87.5% compared to $1.6 million, or $0.19 per diluted share, for the first quarter of 2020 (1Q20).

“We started the year with solid operating performance, higher net interest income and an expanding net interest margin, fueled by loan originations and core deposit growth,” stated Martin E. Plourd, President and Chief Executive Officer. “We continue to generate profitable operations, which sustains our ability to increase dividends. We believe the increase was warranted as evidenced by our last three quarters performance. Our focus in 2021 remains on deploying excess liquidity through increased lending activity, while maintaining our strong net interest margin, lowering overall expenses and managing asset quality.”

First Quarter 2021 Financial Highlights:

  Net income was $3.0 million, or $0.35 per diluted share in 1Q21, compared to $2.6 million, or $0.31 per diluted share in 4Q20, and $1.6 million, or $0.19 per diluted share in 1Q20.
  Net interest income increased to $10 million for the quarter, compared to $9.8 million for 4Q20 and $8.5 million in 1Q20.
  A provision credit for loan losses of $173,000 for the quarter, compared to a provision credit for loan losses of $44,000 for 4Q20, and a provision for loan losses of $392,000 for 1Q20. The resulting allowance was 1.19% of total loans held for investment at March 31, 2021, and 1.34% of total loans held for investment excluding the $94.5 million of Paycheck Protection Program (“PPP”) loans at March 31, 2021, which are 100% guaranteed by the Small Business Administration (“SBA”).*
  Net interest margin improved to 4.19% for 1Q21, compared to 4.13% for 4Q20, and 3.97% for 1Q20.
  Total demand deposits increased $57.2 million to $637.1 million at March 31, 2021, compared to $579.9 million at December 31, 2020, and increased $229.1 million compared to $408 million at March 31, 2020. Total demand deposits represented 79.2% of total deposits at March 31, 2021, compared to 75.7% at December 31, 2020, and 57.3% at March 31, 2020.
  Total loans increased $30.2 million to $887.8 million at March 31, 2021, compared to $857.6 million at December 31, 2020, and increased $105.8 million compared to $782 million at March 31, 2020.
  Book value per common share increased to $10.77 at March 31, 2021, compared to $10.50 at December 31, 2020, and $9.82 at March 31, 2020.
  The Bank’s community bank leverage ratio (CBLR) was 8.97% at March 31, 2021, compared to 9.29% at December 31, 2020, and 9.21% at March 31, 2020.
  Net non-accrual loans decreased by 51.3% to $1.8 million at March 31, 2021, compared to $3.7 million at December 31, 2020, and $2.6 million at March 31, 2020.
  Other assets acquired through foreclosure, net, was $2.6 million at March 31, 2021 and December 31, 2020, respectively, and $2.7 million at March 31, 2020.
  Awarded a “Super Premier Performance” rating by The Findley Reports.

*Non GAAP

COVID-19 Pandemic & PPP loan Update

“Part of our success in the first quarter of 2021, and also in 2020, included our participation in the SBA’s PPP program,” said Plourd. “In 2020, we generated 521 SBA PPP loans totaling $76.6 million to our clients.   As of March 31, 2021, we had 266 loans totaling $46.4 million remaining from the first round in 2020. During the first quarter of 2021, $22.8 million of the PPP loans made in 2020 were forgiven by the SBA. We recognized $0.8 million of income in net fees related to the forgiven PPP loans during 1Q21 and have $0.8 million remaining in net unrecognized fees related to the 2020 PPP loans that will be recognized as income through amortization or once the loans are paid/forgiven by the SBA.   We expect the remainder of the 2020 PPP loans to be forgiven by the end of 2Q21.   Also as these loans are forgiven, we will use the liquidity to pursue new opportunities, including strategies to improve loan growth, fund the second round of PPP loans and further reduce funding costs.”

The Consolidated Appropriations Act (CAA) was signed into law on December 27, 2020, providing additional COVID-19 stimulus relief, and it includes $284 billion for another round of PPP lending. On March 30, 2021, the PPP expiration date for Round 2 was extended to May 31, 2021 via the PPP Extension Act of 2021. The program offers new loans for companies that did not receive a PPP loan in 2020, and also “second draw” loans targeted at hard-hit businesses that have already spent their initial PPP proceeds. “We started offering this new round of funding to our clients in January with the same “client first” strategy utilized in the first round,” said Plourd. “We are focused on delivering an exceptional client experience during a very stressful time. This approach, and our client’s spreading the word to others, helped us to further build the Bank’s strong reputation. After assisting our clients, the Bank takes applications from others who were not sufficiently assisted by their current bank, and as a result are able to add new client relationships, not just lending transactions.”

“Since January, we have originated an additional 393 PPP loans for $48.1 million with anticipated fees of $2.0 million that will be recognized over the earlier of 5 years or loan forgiveness. As these borrowers are not required to make payments for 10 months, it is likely that a significant portion of the borrowing base may wait to seek forgiveness until early 2022,” said Plourd.

“From the onset of the pandemic, we maintained all branch activity, while working with clients who were experiencing hardship,” said William F. Filippin, Chief Credit and Chief Administrative Officer. “We remain focused on assessing the risks in our loan portfolio and working with our clients to minimize losses, and implemented an initial loan modification program to assist clients impacted by the pandemic with loan deferrals. The Bank initially granted 90-day or 180-day deferral requests beginning in April of 2020. By late May, as our local markets began easing restrictions, we reverted to a standard 90-day payment deferral, with a longer term considered an exception, requiring additional approval. As a result, we have a mixture of payment deferral terms. 99.6% as a percentage of the dollar amount of deferred loans have now resumed payment.”

At the peak in July 2020, the Company had 269 loans on payment deferral for a total of $158.5 million. As of March 31, 2021, 5 loans remained on deferral for a total of $1.4 million. Of the $1.4 million, 3 loans for $1.2 million were new deferrals in 2021. With the passage of The Economic Aid Act, the Company modified and extended its payment deferral program. The new program is for 90 days. To date, the Company has received very few requests for an additional payment deferral. The new requests have been from commercial or manufactured housing loan borrowers.

The table below shows the breakdown of deferrals by loan type:

Pandemic Deferments

	March 31, 2021		December 31, 2020		September 30, 2020
Loan segment	Count	Balance	Count	Balance	Count	Balance
		(in thousands)		(in thousands)		(in thousands)
Manufactured housing	2	$207	8	$1,261	116	$15,984
Commercial real estate	1	1,094	2	2,082	60	104,492
Commercial	2	84	3	1,767	24	8,520
SBA	-	-	-	-	-	-
HELOC	-	-	-	-	-	-
Single family real estate	-	-	-	-	3	717
Consumer	-	-	-	-	-	-
Total pandemic deferments	5	$1,385	13	$5,111	203	$129,713

Issued in year 2021 loan count 3 balance $1.2 million.

“While the quantity of loan deferral requests has tapered off significantly since the onset of the pandemic, we continue to see clients experiencing some level of financial hardship,” said Filippin. “New deferral requests are being granted based on stricter parameters, including proof of financial hardship that can be validated, compared to earlier in the pandemic when they were offered with fewer restrictions in place. We continue to risk rate the deferred portfolio at “Watch” or worse status depending on the credit, and monitor frequently. The credit will remain in this risk rating after payments resume and until the borrower’s capacity to maintain payments has been validated.”   The table below reflects the high-risk industry loans by type at March 31, 2021. The industries in our markets most heavily impacted include retail, healthcare, hospitality, schools and energy. The Company’s management team continues to evaluate the loans related to the affected industries, and at March 31, 2021, the Bank’s loans to these industries were $172.4 million, which is 19.4% of its $887.8 million loan portfolio.

Of the selected industry loans, $8.8 million, or 5.10%, are on non-accrual. Also, of the selected industry loans, the classified loans are $15.0 million, or 8.77%. The Bank has accommodated $1.1 million, or 0.66%, of these loans with payment deferrals in the selected industries. Additional detail by industry at March 31, 2021 is included in the table below.

Sectors Under Focus (Excluding PPP Loans)
As of 03/31/21 (in thousands)	Loans Outstanding	$ Non-accrual	% Non-accrual	$ Classified	% Classified	$ Deferrals	% Deferral
Healthcare	$51,586	$-	0.00%	$2,240	4.34%	$50	0.10%
Senior/Assted Living Facilities	23,420	-	0.00%	-	0.00%	-	0.00%
Medical Offices	19,137	-	0.00%	270	1.41%	-	0.00%
General Healthcare	9,029	-	0.00%	1,970	21.82%	50	0.55%
Hospitality	50,699	1,429	2.82%	5,243	10.34%	1,094	2.16%
Lodging	40,425	1,427	3.53%	2,542	6.29%	-	0.00%
Restaurants	10,274	2	0.02%	2,701	26.29%	1,094	10.65%
Retail Commercial Real Estate	54,394	7,362	13.53%	7,498	13.78%	-	0.00%
Retail Services	13,783	-	0.00%	18	0.13%	-	0.00%
Schools	1,166	-	0.00%	-	0.00%	-	0.00%
Energy	763	-	0.00%	114	14.93%	-	0.00%
Total	$172,390	$8,791	5.10%	$15,112	8.77%	$1,144	0.66%

Income Statement

Net interest income improved to $10.0 million in 1Q21, compared to $9.8 million in 4Q20, and compared to $8.5 million in 1Q20.

Non-interest income decreased to $897,000 in 1Q21, compared to $970,000 in 4Q20, and $950,000 in 1Q20. Other loan fees were $313,000 for 1Q21, compared to $383,000 in 4Q20, and $341,000 in 1Q20. Gain on sale of loans was $118,000 in 1Q21, compared to $209,000 in 4Q20, and $190,000 in 1Q20. Service charge fee income for 1Q21 declined 50.0%, compared to 1Q20, primarily due to the Company’s adherence with the Cares Act initiative to waive certain transaction fees. The Company anticipates these transaction fees will be reinstated later in 2021. Farmer Mac loan origination fees increased by 47% to $81,000 in 1Q21 from $55,000 in 1Q20.

Net interest margin was 4.19% for 1Q21, a 6-basis point improvement compared to 4Q20, and a 22-basis point improvement compared to 1Q20. “Our lower cost of funds rate contributed to the net interest margin expansion during the first quarter,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer. “We will continue to focus on repricing higher priced funding with lower cost alternatives and will continue to look for opportunities for further reduction while interest rates remain low. We anticipate our net interest margin will remain relatively stable as we continue to receive SBA PPP loan payoffs and shift to replacing them with higher yielding assets.” The cost of funds for 1Q21 improved 11 basis points to 0.58%, compared to 4Q20, and improved by 93 basis points compared to 1Q20. PPP loans including fees accounted for 9 basis points of 1Q21 net interest margin, and reduced 4Q20 net interest margin by 6 basis points.

“Due to the change in loan mix in the first quarter as well as $212,000 of net loan recoveries, we recorded a provision credit for loan losses of $173,000 during 1Q21. This compares to a provision credit for loan losses of $44,000 in 4Q20 and a provision for loan losses of $392,000 in 1Q20. We feel that we are well positioned as we navigate through the pandemic, with loan loss reserves, excluding PPP loans, of 1.34% at March 31, 2021.”

Non-interest expense totaled $6.9 million in 1Q21, compared to $7.1 million in 4Q20, and $6.7 million in 1Q20. The Company has implemented strategic initiatives focusing on expense control and improvement in operating efficiency, including a recent reduction in full time employees and a branch closure during 2Q20, and will continue to look for opportunities to be more efficient.

Balance Sheet

Total assets increased $42.6 million, or 4.4%, to $1.02 billion at March 31, 2021, compared to $975.4 million at December 31, 2020, and increased $92.8 million, or 10.0%, compared to $925.2 million at March 31, 2020. Total loans increased $30.2 million, or 3.5%, to $887.8 million at March 31, 2021, compared to $857.6 million at December 31, 2020, and increased $105.9 million, or 13.5%, compared to $782 million at March 31, 2020.

“Loan growth was robust during the quarter, with strong growth in the commercial real estate and manufactured housing loan portfolios, in addition to new PPP loans,” said Thompson. As we have a decline in COVID-19 cases and the re-opening of our local markets, the Bank has recognized an increase in loan opportunities from our clients and prospects. With this re-opening, we also expect to see an increase in credit line utilization back to pre-pandemic levels. Commercial real estate loans outstanding (which include SBA 504, construction and land) were up 4.1% from year ago levels to $407.3 million at March 31, 2021, and comprise 45.9% of the total loan portfolio. Manufactured housing loans were up 8% from year ago levels to $284.6 million, and represent 32.1% of total loans. SBA PPP loans were $94.5 million at March 31, 2021, and represent 10.6% of total loans. Commercial loans (which include agriculture loans) were down 21.1% from year ago levels to $77.6 million, and represent 8.7% of the total loan portfolio. The majority of this decrease was in the agriculture portfolio as the Company switched its production focus from on-balance sheet to off-balance sheet Farmer Mac loans. In early 2020 when the pandemic started, commercial lending in our markets materially slowed as “Shelter in Place” orders forced business closures. The slower commercial loan trend continued through most of 2020. During this time, the Company’s manufactured housing loan division continued with strong production levels. During 1Q21, loan production opportunities have increased as capital levels have improved, and as clients took advantage of historically low interest rates.

Total deposits increased $38.3 million, or 5.0%, to $804.5 million at March 31, 2021, compared to $766.2 million at December 31, 2020, and increased $92.9 million, or 13.1% compared to $711.6 million at March 31, 2020. Non-interest-bearing demand deposits were $196.6 million at March 31, 2021, a $14.8 million increase compared to $181.8 million at December 31, 2020, and a $75.3 million increase compared to $121.3 million at March 31, 2020. Interest-bearing demand deposits increased $42.4 million to $440.5 million at March 31, 2021, compared to $398.1 million at December 31, 2020, and increased $153.8 million compared to $286.7 million at March 31, 2020. “Demand deposit balances remained at record levels, with a second round of PPP and two additional federal stimulus payments contributing to strong quarterly deposit growth,” said Thompson. “We have been effective at attracting new deposit clients to the Bank, resulting from our success with PPP lending and other relationship management focus.”

Certificates of deposit, which include brokered deposits, decreased $20.0 million during the quarter to $147.5 million at March 31, 2021, compared to $167.5 million at December 31, 2020, and decreased $140.0 million compared to $287.6 million at March 31, 2020. The strategic reduction in CDs was due to divesting some high-priced municipal and brokered deposits to lower cost, core funding.

Stockholders’ equity increased to $91.8 million at March 31, 2021, compared to $89.0 million at December 31, 2020, and $83.2 million at March 31, 2020.   Book value per common share increased to $10.77 at March 31, 2021, compared to $10.50 at December 31, 2020, and $9.82 at March 31, 2020. The increase in capital will be utilized to grow the balance sheet and support dividends.

Credit Quality

“We continue to closely monitor all credit quality, with most asset quality metrics improving during 1Q21,” said Plourd. “While the full impact of the COVID-19 pandemic is still uncertain, with our capital levels and focus on credit quality, we expect to mitigate the economic risks and remain well capitalized.”

At March 31, 2021, asset quality reflected improvement due to positive loan risk rating migrations during the first quarter. Total classified loans increased year-over-year due to proactive risk rating of loans showing financial stress during the pandemic, while non-accrual loans, net decreased year over year. Although criticized and classified loans increased during the year, the increase was determined not to be systemic or indicative of broader risk within the portfolio. All loans rated “Watch” or worse are monitored monthly and proactive measures are taken when any signs of deterioration to the credit are discovered.

After recognizing $212,000 of net loan recoveries, the Company recorded a provision credit for loan losses of $173,000 in 1Q21. This compares to a provision credit for loan losses of $44,000 in 4Q20, and a provision for loan losses of $392,000 in 1Q20. The allowance for credit losses, including the reserve for undisbursed loans, was $10.3 million, or 1.20% of total loans held for investment, at March 31, 2021, and 1.35% of total loans held for investment excluding PPP loans. Net non-accrual loans, plus net other assets acquired through foreclosure, improved to $4.4 million at March 31, 2021, a 30.2% decrease compared to $6.3 million at December 31, 2020, and an 18.5% decrease compared to $5.4 million at March 31, 2020. The decrease during 1Q21 related primarily to the return to accrual of one borrowing relationship.

Net non-accrual loans improved to $1.8 million at March 31, 2021, compared to $3.7 million at December 31, 2020, and $2.6 million at March 31, 2020. Of the $1.8 million of net non-accrual loans at March 31, 2021, $1.4 were SBA 504 loans, $0.2 million were manufactured housing loans, $0.1 were single family real estate loans and $0.1 were SBA loans.

There was $2.6 million in other assets acquired through foreclosure as of March 31, 2021 and December 31, 2020, respectively, and $2.7 million at March 31, 2020. The majority of this balance relates to one property in the amount of $2.3 million.

Cash Dividend Declared

The Company’s Board of Directors declared a quarterly cash dividend of $0.07 per common share, payable May 31, 2021 to common shareholders of record on May 10, 2021.

Stock Repurchase Program

The Company has authorized $4.5 million under the repurchase program and has $1.4 million remaining for repurchases.
The Company did not repurchase stock during the quarter.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles. The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In April 2021, Community West Bank was awarded a “Super Premier Performance” rating by The Findley Reports. For 52 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States. In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans. We are also rated 5 star Superior by Bauer Financial.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020

Interest income
Loans, including fees	$10,856	$10,790	$10,664
Investment securities and other	199	196	311
Total interest income	11,055	10,986	10,975

Deposits	742	815	2,122
Other borrowings	271	378	390
Total interest expense	1,013	1,193	2,512
Net interest income	10,042	9,793	8,463
Provision (credit) for loan losses	(173)	(44)	392
Net interest income after provision for loan losses	10,215	9,837	8,071
Non-interest income
Other loan fees	313	383	341
Gains from loan sales, net	118	209	190
Document processing fees	106	129	124
Service charges	67	83	134
Other	293	166	161
Total non-interest income	897	970	950
Non-interest expenses
Salaries and employee benefits	4,565	4,594	4,398
Occupancy, net	779	751	758
Professional services	340	399	383
Data processing	340	254	283
Depreciation	205	202	208
FDIC assessment	91	165	144
Advertising and marketing	183	110	153
Stock-based compensation	68	68	85
Other	289	526	317
Total non-interest expenses	6,860	7,069	6,729
Income before provision for income taxes	4,252	3,738	2,292
Provision for income taxes	1,231	1,111	694
Net income	$3,021	$2,627	$1,598
Earnings per share:
Basic	$0.36	$0.31	$0.19
Diluted	$0.35	$0.31	$0.19

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31,	December 31,	March 31,
	2021	2020	2020

Cash and cash equivalents	$2,607	$1,587	$3,002
Interest-earning deposits in other financial institutions	71,128	58,953	86,663
Investment securities	21,570	22,043	23,909
Loans:
Commercial	77,579	80,851	98,365
Commercial real estate	407,336	402,148	391,207
SBA	11,566	11,851	13,330
Paycheck Protection Program (PPP)	94,507	69,542	-
Manufactured housing	284,583	280,284	263,484
Single family real estate	10,845	10,358	11,191
HELOC	3,846	3,861	4,196
Other (1)	(2,414)	(1,318)	223
Total loans	887,848	857,577	781,996

Loans, net
Held for sale	29,767	31,229	39,458
Held for investment	858,081	826,348	742,538
Less: Allowance for loan losses	(10,233)	(10,194)	(9,167)
Net held for investment	847,848	816,154	733,371
NET LOANS	877,615	847,383	772,829

Other assets	45,102	45,469	38,805

TOTAL ASSETS	$1,018,022	$975,435	$925,208

Deposits
Non-interest-bearing demand	$196,617	$181,837	$121,293
Interest-bearing demand	440,502	398,101	286,736
Savings	19,858	18,736	16,016
Certificates of deposit ($250,000 or more)	20,072	30,536	93,615
Other certificates of deposit	127,472	136,975	193,939
Total deposits	804,521	766,185	711,599
Other borrowings	105,000	105,000	115,000
Other liabilities	16,710	15,243	15,448
TOTAL LIABILITIES	926,231	886,428	842,047

Stockholders' equity	91,791	89,007	83,161

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$1,018,022	$975,435	$925,208

Common shares outstanding	8,524	8,473	8,472

Book value per common share	$10.77	$10.50	$9.82

(1) Includes consumer, other loans, securitized loans, and deferred fees

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended
PERFORMANCE MEASURES AND RATIOS	March 31, 2021	December 31, 2020	March 31, 2020
Return on average common equity	13.48%	11.85%	7.76%
Return on average assets	1.22%	1.07%	0.73%
Efficiency ratio	62.71%	65.68%	71.49%
Net interest margin	4.19%	4.13%	3.97%

	Three Months Ended	Three Months Ended	Three Months Ended
AVERAGE BALANCES	March 31, 2021	December 31, 2020	March 31, 2020
Average assets	$1,004,611	$977,736	$886,418
Average earning assets	972,945	944,073	858,064
Average total loans	875,766	845,620	787,537
Average deposits	792,502	726,223	718,205
Average common equity	90,906	88,171	82,815

EQUITY ANALYSIS	March 31, 2021	December 31, 2020	March 31, 2020
Total common equity	$91,791	$89,007	$83,161
Common stock outstanding	8,524	8,473	8,472

Book value per common share	$10.77	$10.50	$9.82

ASSET QUALITY	March 31, 2021	December 31, 2020	March 31, 2020
Nonaccrual loans, net	$1,825	$3,665	$2,645
Nonaccrual loans, net/total loans	0.21%	0.43%	0.34%
Other assets acquired through foreclosure, net	$2,572	$2,614	$2,707

Nonaccrual loans plus other assets acquired through foreclosure, net	$4,397	$6,279	$5,352
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.43%	0.64%	0.58%
Net loan (recoveries)/charge-offs in the quarter	$(212)	$(41)	$(58)
Net (recoveries)/charge-offs in the quarter/total loans	(0.02% )	(0.00% )	(0.01% )

Allowance for loan losses	$10,233	$10,194	$9,167
Plus: Reserve for undisbursed loan commitments	82	92	76
Total allowance for credit losses	$10,315	$10,286	$9,243
Allowance for loan losses/total loans held for investment	1.19%	1.23%	1.23%
Allowance for loan losses/total loans held for investment excluding PPP loans	1.34%	1.35%	1.23%
Allowance for loan losses/nonaccrual loans, net	560.71%	278.14%	346.58%

Community West Bank *
Community bank leverage ratio**	8.97%	9.29%	9.21%
Tier 1 leverage ratio	8.97%	9.29%	9.21%
Tier 1 capital ratio	11.28%	11.02%	10.42%
Total capital ratio	12.53%	12.27%	11.60%

INTEREST SPREAD ANALYSIS	March 31, 2021	December 31, 2020	March 31, 2020
Yield on total loans	5.03%	5.08%	5.45%
Yield on investments	2.51%	2.46%	2.56%
Yield on interest earning deposits	0.22%	0.15%	1.22%
Yield on earning assets	4.61%	4.63%	5.14%

Cost of interest-bearing deposits	0.50%	0.60%	1.42%
Cost of total deposits	0.38%	0.45%	1.19%
Cost of borrowings	1.05%	1.03%	2.29%
Cost of interest-bearing liabilities	0.58%	0.69%	1.51%

* Capital ratios are preliminary until the Call Report is filed.
**The decrease in 1Q21 resulted from increased average assets which include
SBA PPP loans at 100% versus prior periods for which a portion of these loans were pledged to the Paycheck Protection Program Liquidity Fund and qualified for exclusion.

Contact:	Susan C. Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com